As filed with the Securities and Exchange Commission on April 29, 1998

                                              Registration No. 333-


           SECURITIES AND EXCHANGE COMMISSION
                  Washington, DC 20549

                       FORM S-3
                REGISTRATION STATEMENT
           Under The Securities Act of 1933
           --------------------------------
                   BAB Holdings, Inc.
   (Exact Name of Registrant as Specified in Its Charter)
   ------------------------------------------------------

     Illinois               5416             36-3857339
(State or Other    (Primary Standard        (IRS Employer
 Jurisdiction of       Industrial        Identification No.)
 Incorporation or     Classification
  Organization)        Code Number)

                  8501 West Higgins Road,
                        Suite 320
                     Chicago, IL 60631
       Telephone: (773) 380-6100    Telefax: (773) 380-6183
    (Address, Including Zip Code, and Telephone Number,
    Including Area Code, of Registrant's Principal Executive
                          Offices)

            Michael W. Evans, Chief Executive Officer
                     BAB Holdings, Inc.
                   8501 West Higgins Road,
                        Suite 320
                    Chicago, IL 60631
       Telephone: (773) 380-6100    Telefax: (773) 380-6183
  (Name, Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Agent for Service)

                         Copies to:
                 Janna R. Severance, Esq.
                      Moss & Barnett
                A Professional Association
                    4800 Norwest Center
                    90 South 7th Street
                   Minneapolis, MN 55402
                 Telephone: (612) 347-0367
                  Telefax: (612) 339-6686

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                 CALCULATION OF REGISTRATION FEE
    =================================================================
    Title of Each                  Proposed    Proposed
       Class of                     Maximum     Maximum
      Securities       Amount      Offering    Aggregate  Amount of
        to be           to be      Price Per   Offering  Registration
      Registered     Registered     Share(1)    Price(1)    Fee(2)
    -----------------------------------------------------------------
    Common Stock,      2,134,686     $1.00     $2,134,686  $630
     no par value      Shares
    =================================================================

    (1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securites Act of 1933,as amended (the "Act".) Equal to the average of the high and low sale prices for the Common Stock, as reported on the Nasdaq SmallCap Market, on April 24, 1998.
    (2)Pursuant to Rule 429(a) under the Act, the prospecuts contained in this Registration Statement shall be used in substitution for the most recent forms of prospectus contained in the Registration Statements on Form SB-2, Commission File No. 333-29465 and Commission File No. 333-34425. As Required by Rule 429(b), the registrant states that the registration fees paid in respect of such prior Registration Statements are as follows:
               Registration Statement 333-29465:   $1,903
               Registration Statement 333-34425:   $  380


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION
STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE
WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL
THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH
DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.
--------------------------------------------------------------


     ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
     + INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR     +
     + AMENDMENT.  A REGISTRATION STATEMENT RELATING TO THESE       +
     + SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE + + COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS +
     + TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION        +
     + STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT + + CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER + + TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN + + ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE +
     +  SECURITIES LAWS OF ANY SUCH STATE.                          +
     ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


            SUBJECT TO COMPLETION, DATED APRIL 29, 1998

                             PROSPECTUS

                             4,730,553
                          BAB Holdings, Inc.
                            Common Stock

This Prospectus relates to the offering of up to 4,730,553 shares of Common Stock of BAB Holdings, Inc. (the "Company") for the account of certain shareholders of the Company (collectively the "Selling Shareholders"), comprising 3,037,215 shares issuable from time to time pursuant to the terms of the Company's outstanding Series A Convertible Preferred Stock (the "Preferred Stock"), 450,000 shares issuable under an option agreement, 4,500 shares issuable upon exercise of an outstanding warrant, and 1,238,838 shares which are currently outstanding. See "Selling Shareholders." The Selling Shareholders have acquired, or will acquire the Common Stock from the Company in transactions exempt from registration under the Securities Act of 1933 (the "Act") and such shares are offered for resale to the public pursuant to this Prospectus and the registration statement of which this Prospectus is a part. The Company will not receive any proceeds from the sale of such shares by the Selling Shareholders.

The Selling Shareholders have advised the Company that all or a portion of the shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, tranferees, or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The shares may be sold directly by the Selling Shareholders to or through brokers or dealers by one or more of the following:
(a) ordinary brokerage or marketmaking transactions in which the broker or dealer solicits purchasers; (b) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
(c) purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, the Selling Shareholders or brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders or the Company in amounts to be negotiated immediately prior to the sale. The Selling Shareholders and such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act") in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution."

Pursuant to Rule 429 under the Securities Act of 1933, as amended, (the "Act"), this Prospectus amends the Prospectuses of the Company dated August 6, 1997, and August 27, 1997 (which incorporates by reference the information contained in the Prospectus of the Company dated August 6, 1997), and the Supplement to such Prospectuses dated October 17, 1997 to increase the number of shares offered by the Selling Shareholders from 2,595,867 to 4,730,553 shares, which results solely by operation of the anti-dilution provisions of the Series A Convertible Stock held by certain of the Selling Shareholders and to provide more current financial and other information concerning the Company.

The Company's Common Stock is currently quoted on The Nasdaq Stock
Market's Small-Cap Market ("Nasdaq") under the symbol "BAGL." On April 29, 1998, the last reported sale price of the Common Stock, as reported by Nasdaq, was $1.03 per Share.

See "Risk Factors" beginning on page 6 for discussion of certain factors that should be considered by prospective purchasers of the shares offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is ___________, 1998.


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


AVAILABLE INFORMATION

The Company is subject to the informational requirements of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center,
13th Floor, New York, New York 10048.   Copies of such material also can be
obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, [Telephone 1-800-SEC-0330] at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system. This Web site can be accessed at http://www.sec.gov.

The Company has filed with the Commission in Washington D.C., a Registration Statement on Form S-3 under the Act with respect to the securities offered hereby. As permitted by the rules and regulations, this Prospectus omits certain information contained in the Registration Statement. In addition, pursuant to Rule 429 under the Act, this Prospectus, which is contained in such Form S-3 Registration Statement, amends the prospectuses contained in the Company's registration statements on Form SB-2, Commission File No.'s 333-29465 and 333-34425. For further information with respect to the Company and securities offered hereby, reference is hereby made to the Registration Statements and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document as filed as an exhibit to any such Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statements, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1997.
2. The Company's Quarterly report on Form 10-QSB for the three months ended February 28, 1998.
3. The description of the Company's Common Stock contained in the registration statement on Form 8-A/A under Section 12 of the Securities Exchange Act of 1934, dated June 2, 1997.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of any and all documents that have been incorporated by reference herein, other than exhibits to such documents, may be obtained upon written or oral request without charge from the Company's Corporate Secretary, BAB Holdings, Inc., 8501 W. Higgins Road, Chicago, Illinois 60631, telephone number (773) 380-6100. Please specify the information desired when making such request. Such information is also available from the Commission. See also "AVAILABLE INFORMATION."


                            PROSPECTUS SUMMARY

The Company

BAB Holdings, Inc. (the "Company") operates, franchises and licenses bagel, muffin and coffee concept retail units under the Big Apple Bagels, My Favorite Muffin and Brewster's Coffee tradenames and on February 28, 1998 had 265 units in operation in 30 states and two Canadian provinces. The Copany additionally derives income from the sale of its trademark bagels, muffins and coffees through nontraditional channels of distribution including under licensing agreements with Host Marriott Services Corporation, Mrs. Fields Cookies, Choice Picks Food Courts, and through direct home delivery of specialty muffin gift baskets and coffee.

The Big Apple Bagels brand franchise and Company-owned stores feature daily baked "from scratch" bagels, flavored cream cheeses, premium coffees, gourmet bagel sandwiches and other related products. Licensed Big Apple Bagels units under Host Marriott, and future units under Choice Picks Food Courts, serve the Company's par-baked frozen bagel products, freshly baked daily, and related products. The My Favorite Muffin brand consists of units operating as "My Favorite Muffin" featuring a large variety of freshly baked muffins and bagels, cream cheeses, coffees and related products, and units operating as "My Favorite Muffin and Bagel Cafes" featuring these products as well as a variety of specialty bagel sandwiches and related products. The Company's Brewster's Coffee units are specialty coffee shops featuring a variety of premium arabica bean coffees--freshly brewed or in bulk--and related products. Big Apple Bagels units are concentrated in the Midwest and Western United States while My Favorite Muffin units are clustered in the Middle Atlantic States and Florida. Brewster's Coffee Shops are currently located in two states--Illinois and Ohio.

The Company has grown significantly since its initial public offering in November 1995 through growth in franchise units, Company-store development, acquisitions and the development of alternative distribution channels for its branded products. The Company intends on continuing its expansion through these means in the future. With the acquisition of My Favorite Muffin Too, Inc. ("MFM" or "My Favorite Muffin") on May 13, 1997, the Company immediately added 60 franchise and five Company-operated units and expects to leverage on the synergy of distributing muffin products in existing Big Apple Bagels units and, alternatively, bagel products and Brewster's Coffee in existing My Favorite Muffin units.

"Big Apple Bagels", "Brewster's Coffee", and "My Favorite Muffin" and logos are registered marks of the Company.

The Company was incorporated under the laws of the State of Illinois on November 25, 1992. Its corporate office is located at 8501 West Higgins Road, Suite 320, Chicago, Illinois 60631, and its telephone number is (773) 380-6100. Unless otherwise indicated, the term "Company" as used herein refers to BAB Holdings, Inc., its subsidiaries and subsidiaries of its subsidiaries.


Special Note Regarding Forward-Looking Statements

Certain statements contained in this Prospectus, including statements regarding the development of the Company's business, the markets for the Company's products, anticipated capital expenditures, and the effects of completed and proposed acquisitions, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                              THE OFFERING

Common Stock Offered...................Up to 4,730,553 shares of which
                                       3,037,215 are issuable from time
                                       to time pursuant to the terms of
                                       the Company's outstanding Series A
                                       Convertible Preferred Stock,
                                       450,000 are issuable under an
                                       option agreement, 4,500 are
                                       issuable upon exercise of an
                                       outstanding warrant, and 1,238,838
                                       are currently outstanding.  See
                                       "Selling Shareholders" and
                                       "Description of Securities."

Common Stock to be Outstanding
After this Offering....................11,449,831 shares(1)

Use of Proceeds........................The Company will not receive any of the proceeds from the sale of
                                       the Shares by the Selling
                                       Shareholders.

Nasdaq symbol..........................BAGL


(1) Does not include (i) 570,000 shares of Common Stock reserved for issuance under the Company's 1995 Long-Term Incentive and Stock Option Plan (the ``Incentive Plan''); (ii) 30,000 shares of Common Stock reserved for issuance under the Company's 1995 Outside Directors Stock Option Plan (the ``Directors Plan''); (iii) 250,500 shares of Common Stock issuable upon exercise of a warrant issued to the underwriter of the Company's initial public offering; (iv) 206,000 shares of Common Stock issuable upon exercise of options issued in connection with acquisitions; (v) 2,000 shares of Common Stock issuable upon exercise of an option issued to an independent developer; (vi) 13,315 shares issuable upon exercise of a warrant issued to the placement agent for the Preferred Stock; or (vii) up to 175,420 shares of Common Stock issuable upon exercise of warrants issued in connection with the Company's Series A Preferred Stock. See "RISK FACTORS - Recent Acquisitions" and "DESCRIPTION OF SECURITIES."


                                 RISK FACTORS

An investment in the Shares offered hereby is speculative and involves a high degree of risk. Prior to making an investment decision, prospective investors should carefully consider each of the following risk factors, together with the other information set forth elsewhere in this Prospectus, including the financial statements and notes thereto incorporated by reference to this Prospective.


Limited Operating History

The Company was formed in November 1992. As of February 28. 1998, the Company had 27 Company-owned stores and 238 franchised and licensed stores in operation. The Company has grown from only 2 Company-owned and 59 franchise units at the time of its initial public offering in November 1995 primarily through acquisitions. Consequently, the Company's operating results achieved to date may not be indicative of the results that may be achieved in the future by the Company.


Operating Losses

The Company reported an operating loss of $105,000 for the three months ended February 28, 1998 and $3,406,000 and $621,000 for the years ended November 30, 1997 and 1996, respectively. While the Company believes that the level of its franchising and licensing operations and number of Company-owned stores will generate revenues sufficient to exceed the expenses necessary to support such operations, given its historical losses, there can be no assurance that the Company will operate profitably in the future.


Recent Acquisitions

The Company's strategic plan has included growth through business acquisitions. Since the beginning of fiscal 1996, the Company has completed the acquisitions of Brewster's Coffee ("Brewster's"), Strathmore Bagels Franchise Corp. ("Strathmore"), Bagels Unlimited, Inc.("BUI"), Danville Bagels, Inc. ("Danville"), Just Bagels, Inc. ("JBI") and MFM. No assurance can be given that these or other acquisitions will be profitable or that the Company will successfully integrate, convert, or operate any acquired businesses.

As a result of acquisitions, the Company has grown significantly in size, has expanded the geographic area in which it operates and has added product lines and distribution channels. Any acquisition involves inherent uncertainties, such as the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of the acquired business. The Company's ability to integrate the operations of acquired businesses is essential to its future success. There can be no assurance as to the Company's ability to integrate new businesses nor as to its success in managing the significantly larger operations resulting therefrom. Additionally, amortization of intangible assets recorded as a result of the acquisitions will have a significant impact on future operating results. During 1997 and 1998, the Company closed the stores acquired from JBI (see Note 4 to the unaudited interim financial statements incorporated herein.)


Recoverability of Intangible Assets

The Company has recorded significant intangible assets in connection with certain acquisitions. Applicable accounting standards require the Company to review long-lived assets (such as goodwill and other identifiable intangible assets) to be held and used by the Company for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable. In the fourth quarter 1997, the Company recorded a provision for impairment and store closures totaling $1,837,000.
Of this amount, approximately $323,000 related to goodwill and other intangible assets related to acquired stores which have been closed (see Note 4 to the unaudited interim financial statements incorporated herein.) While management believes goodwill and other identifiable intangible assets recorded as of February 28, 1998 to be fairly stated, there is no assurance that an additional charge to write down assets will not be required in the future.
Any such charge could have a material effect on the Company's financial results.


Rapid Growth

The Company has grown significantly during the past year, both internally and through acquisitions, and expects to continue its growth in franchising and licensed product distribution to continue in the future. The opening and success of franchise Big Apple Bagels, Brewster's Coffee and My
Favorite Muffin stores will depend on various factors, including customer acceptance of these concepts in new markets, the availability of suitable sites, the negotiation of acceptable lease or purchase terms for new locations, permit and regulatory compliance, the ability to meet construction schedules, the financial and other capabilities of the Company and its franchisees, the ability of the Company to successfully manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company.

The Company will continue to require the implementation of enhanced operational and financial systems and additional management, operational, and financial resources. Failure to implement these systems and add these resources could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth.


Terms of Credit Facility and Availability of Capital

In April 1997, the Company entered into a secured $2 million line of credit facility with a bank which expires December 31, 1998. The line is secured by substantially all of the assets of the Company and requires, among other things, that the Company maintain minimum net worth of $8 million and a compensating cash balance of $250,000. In February 1998, the Company fell below the compensating cash balance requirement and obtained a waiver from the bank to lower the requirement to $150,000 for 60 days which expired on April 25, 1998. While the Company is currently in compliance of the $250,000 compensating cash balance requirement, there can be no assurance that the Company will remain within compliance. Additionally, at February 28, 1998, the Company had borrowed $1,995,000 on the line of credit and the balance is classified as a current liability. The Company is currently in the process of renewing the line of credit with the bank and transferring a portion of the borrowings to a secured line of credit. There can be no assurance that the Company will be able to refinance the borrowings on terms favorable to the Company. See Note 6 of the unaudited interim financial statements incorporated herein.

Although the Company believes that its cash flows from current operations and current financing arrangements will provide sufficient working capital to enable the Company to meet operating requirements and compensating cash balance requirements for the foreseeable future, there can be no assurance that no additional financing will be required, that the Company will be able to obtain any required additional financing that may be required, or that such financing, if obtained, will be on terms favorable or acceptable to the Company. Any future equity financing may result in dilution to holders of the Common Stock and any future debt financing may reduce earnings. If the Company is unable to secure additional financing when needed, or at all, it could be required to significantly reduce the scope of its existing operations, or even to discontinue operations.


Dependence on Franchisees

The Company has historically received a significant portion of its revenues from initial franchise fees and continuing royalty payments from franchisees. Although the Company uses established criteria to evaluate franchisees, there can be no assurance that franchisees will have the business ability or access to financial resources necessary to successfully develop or operate stores in a manner consistent with the Company's concepts and standards. Additionally, no assurance can be given that desirable locations and acceptable leases can be obtained by franchisees. Should the Company's franchisees encounter business or operational difficulties, the Company's revenues will be adversely affected. The poor performance of any franchisee may also negatively impact the Company's ability to sell new franchises. Consequently, at present, the Company's financial prospects are substantially related to the success of the franchise stores, over which the Company has limited control. There can be no assurance that the Company will be able to successfully attract new franchisees or that the Company's franchisees will be able to successfully develop and operate stores.

Although the Company monitors franchisees' compliance with ongoing obligations on the basis of weekly revenue, and the Company's standard franchise agreement also grants the Company the right to audit the books and records of franchisees at any time, no assurance can be given that all franchisees will operate their stores in accordance with the Company's operating guidelines and in compliance with all material provisions of the franchise agreement, and the failure of franchisees to so operate their stores could have a material adverse impact on the Company's business. The franchise agreement gives the Company the choice of seeking legal remedies, which could be time-consuming and expensive, and terminating the franchisee, which would diminish the Company's revenue until such time, if ever, as a new franchisee replaces the terminated franchisee.


Competition

The food service industry, in general, and the fast food/take-out sector in particular, are highly competitive, and competition is likely to increase. The Company believes that specialty bagel, muffin and coffee retail businesses are growing rapidly and are likely to become increasingly competitive. The Company competes against well-established food service companies with greater product and name recognition and with larger financial, marketing, and distribution capabilities than those of the Company, as well as innumerable local food service establishments that offer products competitive with those offered by the Company. The Company's principal competitors include Bruegger's Bagel Bakery ("Bruegger's"), Chesapeake Bagel Bakery ("Chesapeake") and Einstein/Noah Bagel Corp. ("Einstein"). In addition, other fast-food service providers, such as Dunkin' Donuts, have recently added bagels to their product offerings. Any increase in the number of food service establishments in areas where the Company's or its franchisees' sites are located could have a material adverse effect on the Company's sales and revenues. The Company competes for qualified franchisees with a wide variety of investment opportunities both in the food service business and in other industries. Investment opportunities in the bagel store business include competing franchises offered by Bruegger's and Chesapeake as well as operators of individual stores and multi-store chains.


Food Service Industry

Food service businesses are often affected by changes in consumer tastes, national, regional, and local economic conditions, demographic trends, traffic patterns, and the type, number, and location of competing restaurants. Multi-unit food service chains, such as the Company's, can also be substantially adversely affected by publicity resulting from problems with food quality, illness, injury, or other health concerns or operating issues stemming from one store or a limited number of stores. Such businesses are also subject to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could negatively affect the availability, quality, and cost of ingredients and other food products. In addition, factors such as inflation, increased food and labor costs, regional weather conditions, availability and cost of suitable sites and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and the Company's results of operations and financial condition in particular.


Government Regulation

The Company is subject to the Trade Regulation Rule of the Federal Trade Commission (the "FTC") entitled ``Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures'' (the "FTC Franchise Rule") and state and local laws and regulations that govern the offer, sale and termination of franchises and the refusal to renew franchises. Continued compliance with this broad federal, state and local regulatory network is essential and costly, and the failure to comply with such regulations may have a material adverse effect on the Company and its franchisees. Violations of franchising laws and/or state laws and regulations regulating substantive aspects of doing business in a particular state could limit the Company's ability to sell franchises or subject the Company and its affiliates to rescission offers, monetary damages, penalties, imprisonment and/or injunctive proceedings. In addition, under court decisions in certain states, absolute vicarious liability may be imposed upon franchisors based upon claims made against franchisees. Even if the Company is able to obtain insurance coverage for such claims, there can be no assurance that such insurance will be sufficient to cover potential claims against the Company.


Dependence on Personnel

The Company's ability to develop and market its products and to achieve and maintain a competitive market position depends, in large part, on its ability to attract and retain qualified food marketing personnel and franchisees. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and retain such personnel. In November 1997, the Chief Financial Officer resigned from the Company. The Company is in the process of hiring a qualified replacement.


Trademarks/Service Marks

The trademarks and service marks used by the Company contain common descriptive English words and thus may be subject to challenge by users of these words, alone or in combination with other words, to describe other services or products. Some persons or entities may have prior rights to those names or marks in their respective localities. Accordingly, there is no assurance that such marks are available in all locations. Any challenge, if successful, in whole or in part, could restrict the Company's use of the marks in areas in which the challenger is found to have used the name prior to the Company's use. Any such restriction could limit the expansion of the Company's use of the marks into that region, and the Company and its franchisees may be materially and adversely affected.


Potential Effects of Antitakeover Provisions

The Company is authorized to issue up to 4,000,000 shares of preferred stock, 72,716 shares are issued and outstanding as of April 24, 1998. The remaining authorized preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders. The issuance of any preferred stock could adversely affect the rights of the holders of Common Stock, and specific rights granted to holders of preferred stock could restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its then owners.

Certain provisions of the Illinois Business Corporation Act (the
"Illinois Act") restrict a publicly-held corporation from engaging in a "business combination" with an "interested shareholder" or its affiliates, unless the business combination is approved by the Board of Directors or by a supermajority vote of the shareholders. These provisions of the Illinois Act could delay and make more difficult a business combination even if the business combination could be beneficial to the interests of the Company's shareholders.


Possible Depressive Effect on Price of Common Stock from Future Sales of Common Stock

The Shares offered by this Prospectus include an aggregate of 3,491,715 shares of Common Stock which are not currently outstanding, including 3,037,215 shares which are issuable pursuant to the terms of the Company's outstanding Series A Convertible Preferred Stock, 450,000 shares which are issuable under an option agreement, and 4,500 shares which are issuable upon exercise of an outstanding warrant. Additionally, 647,235 shares of Common Stock are issuable upon exercise of outstanding options and warrants issued in various transactions. Upon issuance, these shares will be freely tradeable. Further, the Company intends to file a registration statement covering the shares of Common Stock issuable under its Incentive Plan and Directors Plan, pursuant to which such shares, when issued, will be freely tradeable, except to the extent held by officers and directors who are limited to resale by Rule
144. The sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to the offerings described above could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. See "The Offering" and "DESCRIPTION OF SECURITIES."


Possible Delisting From Nasdaq SmallCap Market

The Company recently was notified that if the Company is unable to demonstrate compliance with the minimum $1.00 bid price requirement to trade on the Nasdaq SmallCap Market, its Common Stock will be delisted effective with the close of business on June 24, 1998. To avoid such delisting, the Company's Common Stock must report a closing bid price of at least $1.00 for ten consecutive trading days prior to June 24, 1998. If compliance with this requirement is not achieved, trading, if any, in such securities would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media coverage, if any, of the Company, and the lower prices for the Company's securities than might otherwise prevail. See also "RISK FACTORS - Penny Stock Regulation."


Penny Stock Regulation

In the event the Company's securities are delisted from the Nasdaq
SmallCap Market, as described above, the Company's securities could become subject to the rules and regulations under the Securities Exchange Act of 1934 relating to "penny stocks" (the "Penny Stock Rule"), which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and certain institutional investors. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on the Nasdaq system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). For transactions covered by the Penny Stock Rule, a broker-dealer must, among other things, make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Penny Stock Rule may reduce the level of trading activity in the secondary market for the Company's securities, may adversely effect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.


                              USE OF PROCEEDS

The Company will not receive any cash proceeds from the offering and sale of any of the shares of the Common Stock offered hereby.


                            SELLING SHAREHOLDERS

Set forth below are the names of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them at April 24, 1998, the number of shares offered hereby, and the number of shares to be owned if all offered shares are sold.

                                           Number of     Shares Owned
                               Number of    Shares      Following Sale
                                Shares      Offered       of Shares
Name                             Owned       Hereby    Offered Hereby
-----------------------------  ---------    --------  -----------------
Aladdin International, Inc.     1,015,481    882,010       133,471

Cranshire Capital                  24,927     24,927            --

E.P. Opportunity
   Fund, L.L.C(1)(2)              201,038    589,733            --

Wolfgang and Barbara
   Garbelmann(2)                       --     31,326            --

Richard E. Goulding                14,621     14,621            --

Richard E. Goulding, PSP            3,655      3,655            --

Dennis Hanish(3)                       --      4,500            --

Noel Incavo                        12,184     12,184            --

Marshall Katzman(2)                    --     41,768           	--

Keyway Investments Limited(2)          --  2,506,091            --

Sol Klipstein                       6,142      6,142            --

Leonard Loventhal Trust(2)(4)      12,776     42,014            --

Melvin A. Olshansky                12,184     12,184            --

Sarah Schwartz                     12,261     12,261            --

Stewart A. Shiman                  24,368     24,368            --

Aric and Corey Simon               32,672     32,672            --

Strathmore Bagels
   Franchising, Inc.(5)                --    450,000            --

Robert Weber, Trustee for
	 Robert Weber IRA Account(2)          --     40,097            --

_____________________________
(1) Includes 201,038 Shares issued pursuant to conversion of a portion of the Preferred Stock owned by the Selling Shareholder.
(2) The number of shares offered assumes conversion of all Preferred Stock owned by the Selling Shareholder. Because the conversion price is subject to change in relation to the market price of the Company's Common Stock (see "Description of Securities - Preferred Stock"), the number of Shares actually received upon conversion and, accordingly, the number of Shares to be sold pursuant to this Prospectus may change.
(3) A Selling Shareholder offering Shares issuable upon exercise of warrants to purchase the Company's Common Stock. See "Description of Securities-- Outstanding Options and Warrants."
(4) Includes 12,776 Shares issued pursuant to conversion of a portion of the Preferred Stock owned by the Selling Shareholder.
(5) A Selling Shareholder offering Shares issuable upon exercise of an option to purchase the Company's Common Stock. See "Description of Securities-- Outstanding Options and Warrants."


All of the Selling Shareholders, except Aladdin International, Inc. ("Aladdin"), Strathmore and Mr. Hanish, hold Shares issued or are issuable pursuant to the conversion features of the Company's Preferred Stock. Aladdin currently holds all Common Stock in an amount equal to approximately 12.8% of the outstanding Common Stock of the Company. Mr. Hanish is a registered representative of the investment banking firm that served as the underwriter of the Company's initial public offering and is selling shares of Common Stock issuable upon exercise of a portion of the warrant granted to the underwriter in connection with such offering. Other than as noted above, none of these Selling Shareholders has had any position, office or other material relationship with the Company.


                        DESCRIPTION OF SECURITIES

General

The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, no par value, and 4,000,000 shares of preferred stock, $.01 par value, including 120,000 shares which have been designated as Series A Convertible Preferred Stock (the "Preferred Stock.") As of the date of this Prospectus, there are outstanding 7,958,116 shares of the Company's Common Stock and 72,716 shares of Preferred Stock; 32,290 shares of Preferred Stock remain authorized but unissued.


Common Stock

There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation, subject to rights of holders of the preferred stock, including the Preferred Stock. The shares currently outstanding are, and the Shares offered hereby will be, fully paid and nonassessable.

Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the Articles of Incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require an affirmative vote of a majority of the shares present at the particular shareholders meeting. As of the date of this Prospectus, the Company's directors and officers own approximately 16.2% of the outstanding shares of the Company's Common Stock. Accordingly, the Company's directors and executive officers have and will continue to have significant voting influence in connection with election of the directors of the Company and control of the Company's business and affairs.


Preferred Stock - General

The Board of Directors of the Company may, without further action by the shareholders, from time to time, issue the remaining 32,290 shares of Preferred Stock and the remaining authorized 3,880,000 undesignated shares of preferred stock. The currently undesignated shares may be issued in one or more series and determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, dividend rate, liquidation preference, conversion or exchange rights, redemption and sinking fund provisions, as may be determined by the Board of Directors, without shareholder approval. The holders of such shares of preferred stock, if issued, would likely have rights, preferences, and privileges in addition to those afforded the holders of shares of Common Stock. The Board of Directors currently has no plans to issue any additional shares of preferred stock.

The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the shareholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock.


Series A Convertible Preferred Stock

As of the date of this Prospectus, there are outstanding 72,716 shares of Series A Convertible Preferred Stock, which may be converted from time to time into shares of Common Stock at the then applicable Conversion Rate, as defined in the Certificate of Designation establishing the Preferred Stock. The shares of Common Stock issuable upon conversion comprise the Shares which may be offered and sold from time to time pursuant to this Prospectus and the Registration Statement of which it is a part. Upon conversion, the Preferred Stock will be retired and canceled and cannot be reissued.

The principal terms of the Preferred Stock are as follows:

     Dividends.  From and after the date of issuance until the Expiration
Date (defined below), the holders of the Preferred Stock are entitled to an annual dividend prior to the payment of any cash dividends on the Common Stock, equal to eight percent (8%) of $25.00 (the "Original Purchase Price"), or $2.00 per share; provided that during a Conversion Suspension Period (defined below), dividends will accrue at the rate of 15% per annum, or $3.75 per share. Such dividends are payable only when shares of the Preferred Stock are converted to shares of Common Stock. Payment may be in cash or, at the option of the Company, in shares of Common Stock at the Conversion Rate (as defined below).

     Liquidation, Dissolution or Winding Up. The holders of the Preferred Stock are entitled to be paid an amount per share equal to the Original Purchase Price of $25.00, plus accrued dividends, out of the assets of the Company available for distribution to its shareholders before any payment is made to the holders of Common Stock. After the payment of all preferential amounts, the holders of the Preferred Stock are not entitled to share in or receive any remaining assets or funds available for distribution to shareholders.

     Voting. The holders of the Preferred Stock have no rights to vote, except as may be required by law.

     Optional Conversion. The holders of the Preferred Stock may convert such Preferred Stock to shares of Common Stock on or after August 1, 1997 (the "Initial Conversion Date") until the close of business on July 31, 1999 (the "Expiration Date"), subject to extension by a number of days equal to the number of trading days in any Conversion Suspension Period (defined below) during the period prior to the Expiration Date. Each share of Preferred Stock is convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Purchase Price by the lesser of $5.64 or 85% of the average closing bid price of the Common Stock for the 30 trading days immediately preceding the Conversion Date (as so determined, the "Conversion Rate"). In addition, if the Company engages in an underwritten public offering, for any holder who has given notice of participation in such offering, the Conversion Rate shall be 85% of the public offering price, if less than the amount calculated in the immediately preceding sentence.

     Conversion Suspension. A Conversion Suspension Period takes effect if at any time the closing bid price of the Common Stock is less than $2.325 for 30 consecutive trading days. The Conversion Suspension Period continues until the first trading day thereafter that the closing bid price for the Common Stock has exceeded $2.325 for 30 consecutive trading days; provided, however, that a Conversion Suspension Period shall not continue for more than sixty
(60) days in any period of 365 days. The Company is not required to recognize or accept any conversion of Preferred Stock during a Conversion Suspension Period. During any Conversion Suspension Period, the Company, at its option, may redeem any or all of the Preferred Stock by payment to the holders of $28.75 per share, plus all accrued and unpaid dividends.


Antitakeover Effect of Illinois Law

The Company is subject to certain provisions of the Illinois Business Corporation Act of 1983, as amended (the "Illinois Act") that govern business combinations between corporations and ''interested shareholders'' or their ''affiliates.'' The Illinois Act generally provides that if a person or entity acquires 15% or more of the voting stock of an Illinois corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder unless (1) prior to the date that the Interested Shareholder became an Interested Shareholder the board of directors approved either the business combination or the transaction which resulted in the shareholder's becoming an Interested Shareholder, or (2) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (3) on or subsequent to the date that the Interested Shareholder became an Interested Shareholder the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders (not by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting shares that are not owned by the Interested Shareholder. An ''affiliate'' is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person (an ''Affiliate''). Business combination transactions for this purpose include (a) any merger, consolidation or share exchange, (b) any sale, lease, transfer or other disposition of ten percent (10%) or more of the assets of the corporation, (c) certain transactions that result in the issuance of any equity securities of the corporation to the Interested Shareholder, (d) any transaction which has the effect, directly or indirectly, of increasing the proportionate amount of any class of equity securities of the corporation or any subsidiary owned directly or indirectly by any Interested Shareholder or an Affiliate thereof, and (e) any receipt by the Interested Shareholder of the benefit, directly or indirectly of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or any direct or indirect majority owned subsidiary.

The Company's Board of Directors and shareholders may amend the Company's Articles of Incorporation and Bylaws to provide that the provisions of the Illinois Act will not apply to any business combination after the date of the amendment.


Limitation of Director Liability and Indemnification

The Company's Articles of Incorporation limit personal liability for breach of fiduciary duty by its directors to the fullest extent permitted by the Illinois Act. Such Articles eliminate the personal liability of directors to the Company and its shareholders for damages occasioned by breach of fiduciary duty, except for liability based on breach of the director's duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added. Any amendment to or repeal of such provisions in the Company's Articles of Incorporation will not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition to the Illinois Act, the Company's Bylaws provide that officers and directors of the Company have the right to indemnification from the Company for liability arising out of certain actions to the fullest extent permissible by law. This indemnification may be available for liabilities arising in connection with the registration of the Shares. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Transfer Placement Agent and Registrar

LaSalle National Bank, Chicago, Illinois, serves as the transfer agent and registrar for the Company's Common Stock. The Company currently serves as its own transfer agent and registrar with respect to the Preferred Stock.


Outstanding Warrants and Options

The underwriter of the Company's initial public offering was issued a warrant to purchase 255,000 shares of Common Stock at $3.20 per share commencing November 27, 1996. In April 1997, the underwriter transferred ownership of this warrant to several of the underwriter's employees. These
warrants expire on November 27, 2000.   Included in this Prospectus are 4,500
shares issuable to one of the underwriter's employees.  See "Selling
Shareholders."

The consideration in the Bagels Unlimited, Inc. acquisition included an option to purchase 100,000 shares of Common Stock at $4.00 per share exercisable from May 1, 1996 through April 30, 2001.

The consideration in the Strathmore acquisition included an option to acquire 625,000 shares of Common Stock at $6.17 per share, which becomes exercisable in two equal cumulative installments on May 22, 1997 and 1998, and expires on May 21, 1999. Of these options, 75,000 were sold to a third party in a private transaction and have been subsequently acquired by the Company as partial consideration on a master franchise agreement. In a separate private transaction, Strathmore sold the rights to acquire 100,000 shares of Common Stock to a third party. The remaining 450,000 shares issuable upon the exercise of this option are included in this Prospectus. In addition, Strathmore may earn a one-year option to purchase 1,500 shares exercisable at $6.17 per share for each store opened between May 21, 1996 and May 22, 1998. As of the date of this Prospectus, an option has been issued to Strathmore to purchase 6,000 shares of Common Stock related to unit openings and the Company estimates that up to 50,000 shares could be subject to the earned options.
See "Selling Shareholders."

In June 1997, pursuant to a development agreement, the Company issued an option to a third party to purchase 2,000 shares of Common Stock at a price of $8.00, exercisable for a period of one year from the date of issuance.

In connection with the issuance of the Preferred Stock and subsequent registration of conversion shares of Common Stock, on August 1, 1997 the Company issued 175,420 warrants to holders of the Preferred Stock to purchase the Company's Common stock at a price of $2.35, exercisable for a period of two years from the date of issuance. Additionally, as a portion of compensation in the placement of the Preferred Stock, the Company issued to the placement agent, Merrill Weber & Company, warrants to purchase 13,315 shares of Common Stock at $3.29. Such are warrants are exercisable from April 1997 through March 1999 .


                           PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Common Stock being offered hereby directly to other purchasers or to or through underwriters, dealers, or agents. To the extent required, a Prospectus supplement with respect to the Common Stock will set forth the terms of the offering of the Common Stock, including the names of any underwriters, dealers or agents, the names of the Selling Shareholders, the number of shares of Common Stock to be sold, the price of the offered Common Stock, any underwriting discounts or other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers.

The Common Stock offered hereby may be sold from time to time directly by the Selling Shareholders or, alternatively, through underwriters, broker-dealers, or agents. Such Common Stock may be sold in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, or (iii) in transactions otherwise then on such exchanges or services or in the over-the-counter market. In connection with sales of the Common Stock offered hereby or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of such Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell the Common Stock offered hereby short and deliver such Common Stock to close out such short positions or loan or pledge such Common Stock to broker-dealers who in turn may sell such securities. The Common Stock offered hereby also may be sold pursuant to Rule 144 of the Securities Act.

Any Selling Shareholder and any such underwriters, brokers, dealers or agents, upon effecting the sale of the Common Stock, may be deemed "underwriters" as that term is defined in the Securities Act.

The underwriter or underwriters with respect to a particular underwritten offering of Common Stock will be named in the Prospectus supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus supplement. Unless otherwise set forth in the Prospectus supplement, the obligations of the underwriters to purchase the Common Stock will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Common Stock if any is purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a dealer is utilized in the sale of any Common Stock in respect of which this Prospectus is delivered, the Selling Shareholders may sell such Common Stock to the dealer, as principal. The dealer may then resell such Common Stock to the public at varying prices to be determined by such dealer at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the Prospectus supplement relating thereto.

The Common Stock is quoted on the Nasdaq Small-Cap Market. Any underwriters to whom Common Stock is sold by the Selling Shareholders for public offering and sale may make a market in such Common Stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Common Stock.

In connection with the sale of Common Stock offered hereby, underwriters or agents may receive compensation from the Company, the Selling Shareholders, or from purchasers of such Common Stock for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Common Stock may be deemed to be underwriters, and any such compensation received by them and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

The Company has agreed to pay all expenses in connection with the offering contemplated hereby, including (i) registration and filing fees,
(ii) fees and expenses of providing certain information to the Selling Shareholders, (iii) fees and expenses of compliance with securities and blue sky laws, and (iv) fees and expenses of preparing and delivering certificates representing the Common Stock. The Selling Shareholders will be responsible for fees and expenses of their own counsel and for payment of underwriting discounts and commissions and transfer taxes. Any Selling Shareholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Common Stock, including liabilities under the Securities Act.

The Selling Shareholders, agents, dealers, and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the Selling Shareholders, agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with, and perform services for the Company in the ordinary course of business.


                              LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Moss & Barnett, A Professional Association, Minneapolis, Minnesota.


                                  EXPERTS

The consolidated financial statements of BAB Holdings, Inc. appearing in the Company's Annual Report (Form 10-KSB) for the year ended November 30, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the Common Stock registered hereby, other than underwriting discounts and fees, are set forth in the following table:

    SEC registration fee           $    630
    Legal fees and expenses           5,000
    Accounting fees and expenses      5,000
    Blue sky fees and expenses        3,000
    Printing and engraving expenses   3,000
    Miscellaneous                     2,000
                                   --------
    Total                          $ 18,630
                                   ========

All such expenses will be paid by the Company pursuant to the written agreements with the Selling Shareholders.


Item 15. Indemnification of Directors and Officers.

The Company is governed by Illinois Business Corporation Act of 1983, as amended, which provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), against expenses (including attorneys' fees), judgments, fines (including excise taxes), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation; provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. Any indemnification shall be made by the corporation only upon a determination by disinterested directors or independent counsel that indemnification is proper in the circumstances because the indemnified person met the applicable standard of conduct. The Company's amended Articles of Incorporation and Bylaws provide for indemnification to the full extent permitted under Illinois law.

The Statement of Designation establishing the Series A Convertible
Preferred Stock and various agreements providing registration rights to security holders contain provisions under which the Company, on the one hand, and the holders of such securities, on the other hand, have agreed to indemnify each other (including officers and directors of the Company or such holders, and any person who may be deemed to control the Company or such holders) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Item 16.  Exhibits


Exhibit No.            Description of Exhibit
-----------  --------------------------------------------------------
[i]   2.1    Asset Purchase Agreement dated February 2, 1996
             between the Company, Brewster's Coffee Company, Inc.
             and Peter D. Grumhaus

[ii]  2.2a   Asset Purchase Agreement by and among BAB Systems,
             Inc., Bagels Unlimited, Inc. ("BUI"), and
             Donald Nelson and Mary Ann Varichak dated May 1, 1996

[ii]  2.2b   Non-Competition Agreement by and among the Company
             and Donald Nelson and Mary Ann Varichak dated May 1, 1996

[ii]  2.2c   Stock Option Agreement between the Company and BUI
             dated May 1, 1996

[ii]  2.2d   Registration Rights Agreement between the Company
             and BUI dated May 1, 1996

[iii] 2.3a   Asset Purchase Agreement by and between the Company
             and Strathmore Bagels Franchise Corp. ("Strathmore")
             dated May 21, 1996

[iii] 2.3b   Stock Option Agreement dated May 21, 1996 between
             the Company and Strathmore

[iii] 2.3c   Registration Rights Agreement dated May 21, 1996
             between the Company and Strathmore

[iii] 2.3d   Non-Competition Agreement dated May 21, 1996 among
             the Company, Strathmore, Jack Freedman and Glen Steuerman

[iii] 2.3e   Memorandum of Understanding Regarding Form of
             License Agreement effective November 30, 1995,
             between Strathmore and Host International, Inc.

[iii] 2.3f   Consent to Assignment between Strathmore and Host
             International, Inc., dated March 13, 1996,
             as amended May 21, 1996

[iv] 2.4a    Acquisition Agreement dated May 1, 1997 by and among
             BAB Holdings, Inc., BAB Acquisition Corp., My
             Favorite Muffin, Too, Inc., Muffin Holdings of
             Pennsylvania, a limited partnership, Ruth Stern,
             Owen Stern, and Ilona Stern

[iv] 2.4b    Registration Rights Agreement dated as of May 1,
             1997 between BAB Holdings, Inc., and Owen Stern,
             Ruth Stern, Ilona Stern and Pierce W. Hance.

[v]  3.1a    Amended Articles of Incorporation of the Company

[vi] 3.1b    Amended and Restated Statement of Designation,
             Number, Voting Powers, Preferences and Rights of
             Series A Convertible Preferred Stock as filed with
             the Secretary of State of Illinois on March 26, 1997

[v]  3.2     Bylaws of the Company, as amended

[v]  4.1     Form of Stock Certificate evidencing Common Stock,
             no par value

[v]  4.2     Subscription Agreement with Aladdin International, Inc.
             dated August 31, 1995

[v]  4.3     Amended Form of Warrant Issued to Aladdin International, Inc.

     5.1     Opinion of Moss & Barnett, A Professional
             Association, Counsel to the Company

[v] 10.1     Form of Franchise Agreement

[v] 10.2     Form of Franchise Agreement-Satellite

[v] 10.3     Form of Franchise Agreement-Wholesale

[v] 10.4     Form of Area Development Agreement

[v] 10.5     Confidentiality and Non-Competition Agreement with
             Franchisees

[v] 10.6     Form of Confidentiality Agreement with Employees

[v] 10.7 Licensing Agreement dated November 20, 1992 between the Company and Big Apple
             Bagels, Inc.

[v] 10.8     Assignment of Royalty Mark & Trademark to the
             Company by Big Apple Bagels, Inc. dated November 20, 1992

[v] 10.9     Agreement dated September 14, 1995 among the
             Company, Big Apple Bagels, Inc. and Paul C. Stolzer

[i] 10.10    Consulting agreement dated February 16, 1996 between
             Paul C. Stolzer and BAB Holdings, Inc.

[v] 10.11    Leases dated November 2, 1994 and February 14, 1995
             for principal executive office

[v] 10.12    1995 Long-Term Incentive and Stock Option Plan

[v] 10.13    1995 Outside Directors Stock Option Plan

[v] 10.14    Settlement Agreement with Timothy Williams d/b/a Big
             Apple Deli and Stipulated Dismissal with Prejudice

[i] 10.15    $550,000 Revolving line of credit loan dated January
             31, 1996 (executed February 12,
             1996) by BAB Systems, Inc. to Bagels Unlimited, Inc.

[iv]10.16    Employment agreement between the Company and
             Owen Stern dated May 8, 1997

    21.1     List of Subsidiaries of the Company

    23.1     Consent of Ernst & Young LLP, independent auditors

----------------------------

[i]    Incorporated by reference to the Company's Report on Form
       10-KSB for the fiscal year ended November 30, 1995

[ii] Incorporated by reference to the Company's Report on Form 8-K dated May 1, 1996

[iii] Incorporated by reference to the Company's Report on Form 8-K dated May 21, 1996

[iv] Incorporated by reference to the Company's Report on Form 8-K dated May 13, 1997

[v]    Incorporated by reference to the Company's Registration
       Statement on Form SB-2, effective November 27, 1995
       (Commission File No. 33-98060C)

[vi]   Incorporated by reference to the Company's Report on Form
       10-QSB for the quarter ended February 28, 1997



Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the ''Act'') may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that it will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement and the offering of the securities at that time as the initial bona fide offering of those securities.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

(4) For the purpose of determining any liability under the Securities
    Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(5) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on April 29, 1998.
                                         BAB HOLDINGS, INC.

                                         By: /s/ MICHAEL W. EVANS
                                         Michael W. Evans,
                                         President and Chief Executive Officer


                       POWER OF ATTORNEY AND SIGNATURES

KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael W. Evans and Michael K. Murtaugh, each of them individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signature               Title                           Date
------------------------     -----------------------------   -------------

/s/ MICHAEL W. EVANS         President and Chief Executive   April 29,1998
---------------------        Officer (Principal executive
Michael W. Evans             officer) and Director

/s/ MICHAEL K. MURTAUGH      Vice President, General         April 29, 1998
-----------------------      Counsel and Director
Michael K. Murtaugh

/s/ TOM J. FLETCHER          Chief Operating Officer         April 29, 1998
-------------------          (Principal financial and
Tom J. Fletcher              accounting officer)

/s/ DAVID L. EPSTEIN         Director                        April 29, 1998
--------------------
David L. Epstein

/s/ ROBERT B. NAGEL          Director                        April 29, 1998
-------------------
Robert B. Nagel

-------------------          Director
Cynthia A. Vahlkamp


                              EXHIBIT INDEX


Exhibit No.            Description of Exhibit                          Page No.
-----------  -----------------------------------------------------    ---------
[i]   2.1    Asset Purchase Agreement dated February 2, 1996
             between the Company, Brewster's Coffee Company, Inc.
             and Peter D. Grumhaus

[ii]  2.2a   Asset Purchase Agreement by and among BAB Systems,
             Inc., Bagels Unlimited, Inc.("BUI"),
             and Donald Nelson and Mary Ann Varichak dated May 1, 1996

[ii]  2.2b   Non-Competition Agreement by and among the Company
             and Donald Nelson and Mary Ann Varichak dated May 1, 1996

[ii]  2.2c   Stock Option Agreement between the Company and BUI
             dated May 1, 1996


[ii]  2.2d   Registration Rights Agreement between the Company
             and BUI dated May 1, 1996


[iii] 2.3a   Asset Purchase Agreement by and between the Company
             and Strathmore Bagels Franchise Corp. ("Strathmore")
             dated May 21, 1996


[iii] 2.3b   Stock Option Agreement dated May 21, 1996 between
             the Company and Strathmore

[iii] 2.3c   Registration Rights Agreement dated May 21, 1996
             between the Company and Strathmore

[iii] 2.3d   Non-Competition Agreement dated May 21, 1996 among
             the Company, Strathmore, Jack Freedman and Glen Steuerman

[iii] 2.3e   Memorandum of Understanding Regarding Form of
             License Agreement effective November 30, 1995,
             between Strathmore and Host International, Inc.

[iii] 2.3f   Consent to Assignment between Strathmore and Host
             International, Inc., dated March 13, 1996,
             as amended May 21, 1996

[iv] 2.4a    Acquisition Agreement dated May 1, 1997 by and among
             BAB Holdings, Inc., BAB Acquisition Corp., My
             Favorite Muffin, Too, Inc., Muffin Holdings of
             Pennsylvania, a limited partnership, Ruth Stern,
             Owen Stern, and Ilona Stern

[iv] 2.4b    Registration Rights Agreement dated as of May 1,
             1997 between BAB Holdings, Inc., and Owen Stern,
             Ruth Stern, Ilona Stern and Pierce W. Hance.

[v]  3.1a    Amended Articles of Incorporation of the Company

[vi] 3.1b    Amended and Restated Statement of Designation,
             Number, Voting Powers, Preferences and Rights of
             Series A Convertible Preferred Stock as filed with
             the Secretary of State of Illinois on March 26, 1997

[v]  3.2     Bylaws of the Company, as amended

[v]  4.1     Form of Stock Certificate evidencing Common Stock,
             no par value

[v]  4.2     Subscription Agreement with the Aladdin International, Inc.
             dated August 31, 1995

[v]  4.3     Amended Form of Warrant Issued to Aladdin International, Inc.


     5.1     Opinion of Moss & Barnett, A Professional
             Association, Counsel to the Company

[v] 10.1     Form of Franchise Agreement

[v] 10.2     Form of Franchise Agreement-Satellite

[v] 10.3     Form of Franchise Agreement-Wholesale

[v] 10.4     Form of Area Development Agreement

[v] 10.5     Confidentiality and Non-Competition Agreement with
             Franchisees

[v] 10.6     Form of Confidentiality Agreement with Employees

[v] 10.7 Licensing Agreement dated November 20, 1992 between the Company and Big Apple Bagels, Inc.

[v] 10.8     Assignment of Royalty Mark & Trademark to the
             Company by Big Apple Bagels, Inc.
             dated November 20, 1992

[v] 10.9     Agreement dated September 14, 1995 among the
             Company, Big Apple Bagels, Inc. and Paul C. Stolzer

[i] 10.10    Consulting agreement dated February 16, 1996 between
             Paul C. Stolzer and BAB Holdings, Inc.

[v] 10.11    Leases dated November 2, 1994 and February 14, 1995
             for principal executive office

[v] 10.12    1995 Long-Term Incentive and Stock Option Plan

[v] 10.13    1995 Outside Directors Stock Option Plan

[v] 10.14    Settlement Agreement with Timothy Williams d/b/a Big
             Apple Deli and Stipulated Dismissal with Prejudice

[i] 10.15    $550,000 Revolving line of credit loan dated January
             31, 1996 (executed February 12,
             1996) by BAB Systems, Inc. to Bagels Unlimited, Inc.

[iv]10.16    Employement agreement between the Company and Owen
             Stern dated May 8, 1997

    21.1     List of Subsidiaries of the Company

    23.1     Consent of Ernst & Young LLP, independent auditors

----------------------------

[i]    Incorporated by reference to the Company's Report on Form
       10-KSB for the fiscal year ended November 30, 1995

[ii] Incorporated by reference to the Company's Report on Form 8-K dated May 1, 1996

[iii] Incorporated by reference to the Company's Report on Form 8-K dated May 21, 1996

[iv] Incorporated by reference to the Company's Report on Form 8-K dated May 13, 1997

[v]    Incorporated by reference to the Company's Registration
       Statement on Form SB-2, effective November 27, 1995
       (Commission File No. 33-98060C)

[vi]   Incorporated by reference to the Company's Report on Form
       10-QSB for the quarter ended February 28, 1997